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                                                                       Exhibit 5
                                                                       ---------


                                March 10, 1997



                                                                     17528.78869
Scientific-Atlanta, Inc.
One Technology Parkway, South
Norcross, Georgia 30092

Re: Scientific-Atlanta, Inc. Non-Qualified Stock Option Agreement with Employee Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for Scientific-Atlanta, Inc., a Georgia corporation (the "Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 125,000 shares of the Company's common stock, $0.50 par value per share, for issuance upon the exercise of options represented by that certain Non-Qualified Stock Option Agreement dated January 15, 1997, by and between the Company and Larry L. Enterline (the "Option Agreement").

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 125,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Option Agreement, will be legally issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 of Scientific-Atlanta, Inc.

                                Respectfully submitted,

                                /s/ Paul, Hastings, Janofsky & Walker LLP

                                Paul, Hastings, Janofsky & Walker LLP